Exhibit 99

Sterling Bancorp Reports Third Quarter 2019 Financial Results

Q3 2019 Highlights

•      Net income of $13.9 million, up from $13.4 million in Q2 2019, and down from $15.7 million in Q3 2018

•      Fully diluted EPS of $0.28, up from $0.26 for Q2 2019, and down from $0.30 for Q3 2018

•      Third quarter annualized ROAA of 1.67% and annualized ROATCE of 15.98%

•      Revenue, net of interest expense, of $33.2 million, up from $32.8 million in Q2 2019, and down from $35.0 million in Q3 2018

•      Total loan originations of $282.1 million, down from $356.5 million in Q2 2019 and $419.2 million in Q3 2018

•      Total gross loans, including loans held for investment and loans held for sale of $2.93 billion, down 1% from Q2 2019, and flat from Q3 2018

•      Prior to loan sales, total gross loans increased by 2% from Q2 2019

•      Total deposits of $2.57 billion, up 1% from Q2 2019 and 7% increase from Q3 2018

•      Net interest margin of 3.70%, compared to 3.84% in Q2 2019 and 3.95% in Q3 2018

•      Repurchased approximately 0.4 million shares of common stock at an average price of $9.89 during the quarter

Southfield, Michigan, October 28, 2019 — Sterling Bancorp, Inc. (NASDAQ: SBT) (the “Company”), the holding company of Sterling Bank and Trust, F.S.B. (the “Bank”), today reported unaudited financial results for its third quarter ended September 30, 2019.

For the third quarter 2019, net income totaled $13.9 million, or $0.28 per diluted share, based on 50.4 million weighted average diluted shares outstanding. This compares to second quarter 2019 net income of $13.4 million, or $0.26 per diluted share, based on 51.5 million weighted average diluted shares outstanding. For the third quarter of 2018, net income totaled $15.7 million, or $0.30 per diluted share, based on 53.0 million weighted average diluted shares outstanding.

“Overall, our financial results for the third quarter were in line with our expectations,” said Gary Judd, Chairman and CEO of Sterling Bancorp. “We continue to generate top quartile returns, as our annualized return on average assets was 1.67% and our annualized return on tangible common equity was 15.98%. Our moderately higher EPS for the quarter was driven by higher non-interest income and well-managed expenses.”

“During the quarter, net interest margin was negatively impacted by our increased liquidity and lower yields on our loan portfolio.  In addition, our loan production was lower during the quarter as we maintained our underwriting and pricing discipline in a very competitive lending market. Despite this pressure, our total loans grew modestly during the quarter, prior to our loan sales.”

“We remain optimistic in our outlook as we end the year. We are focused on converting our healthy loan pipeline   into closed loans while maintaining solid credit quality and reducing deposit costs. While we will continue to opportunistically utilize loan sales to diversify our revenue going forward, we may significantly reduce these sales in the fourth quarter and retain the majority of our new loan production on our balance sheet.  Therefore, we expect to resume our loan growth and achieve net interest margin stability, which should translate into continued strong returns for our shareholders,” Mr. Judd concluded.

Financial Highlights (Unaudited)

Sterling Bancorp, Inc.

Financial Highlights (Unaudited)

	At or for the Three Months Ended
(dollars in thousands, except per share data)	September 30, 2019	June 30, 2019	September 30, 2018
Net income	$13,884	$13,434	$15,741
Income per share, diluted	$0.28	$0.26	$0.30
Net interest income	$30,010	$30,715	$30,798
Net interest margin	3.70%	3.84%	3.95%
Non-interest income	$3,165	$2,068	$4,233
Non-interest expense	$13,426	$13,725	$12,531
Loans, net of allowance for loan losses	$2,904,232	$2,924,813	$2,796,150
Total deposits	$2,571,845	$2,546,660	$2,412,071
Nonperforming loans	$9,974	$6,697	$356
Allowance for loan losses to total loans	0.72%	0.71%	0.74%
Allowance for loan losses to nonperforming loans	213%	312%	5,833%
Provision for loan losses	$251	$180	$423
Net recoveries	$(35)	$(40)	$(42)
Return on average assets	1.67%	1.64%	1.98%
Return on average shareholders’ equity	15.97%	15.54%	20.07%
Efficiency ratio	40.47%	41.87%	35.77%

Operating Results for the Third Quarter 2019

Revenue

Revenue, net of interest expense, was $33.2 million for the third quarter of 2019, an increase of 1% from the second quarter of 2019. The increase was primarily attributable to a $1.1 million increase in non-interest income, partially offset by a $0.7 million decrease in net interest income.

Revenue, net of interest expense, for the third quarter of 2018 was $35.0 million. The 5% year-over-year decrease was due to a $1.1 million decrease in non-interest income and a $0.8 million decrease in net interest income.

Net Interest Income

Net interest income for the third quarter of 2019 was $30.0 million, a decrease of 2% from $30.7 million for the second quarter of 2019. The decrease in net interest income was primarily attributable to a 14 basis point decrease in the net interest margin, partially offset by a $49.5 million increase in average interest earning assets.

Relative to the third quarter of 2018, net interest income decreased 3% from $30.8 million. The decrease in net interest income from the third quarter of 2018 was primarily driven by a 25 basis point decrease in the net interest margin, partially offset by a $130.5 million increase in average interest earning assets.

Net Interest Margin

Net interest margin for the third quarter of 2019 was 3.70%, down 14 basis points from the net interest margin of 3.84% for the second quarter of 2019. Net interest margin was impacted by a 15 basis point decrease in the average yield on interest earning assets, partially offset by a 2 basis point decrease in the cost of average interest-bearing liabilities.

Relative to the third quarter of 2018, net interest margin decreased from 3.95%, primarily due to a 38 basis point increase in the average cost of interest-bearing liabilities, partially offset by a 7 basis point increase in the average yield on interest earning assets.

Non-interest Income

Non-interest income for the third quarter of 2019 was $3.2 million, an increase from $2.1 million for the second quarter of 2019. The increase was primarily attributable to a lower mortgage servicing rights valuation allowance taken in the third quarter as compared to the prior quarter.

Non-interest income decreased $1.1 million from $4.2 million in the third quarter of 2018, primarily as a result of a $1.1 million decrease in the gain on sale of loans due to fewer residential mortgages sold in the secondary market as compared to the prior year period.

Non-interest Expense

Non-interest expense for the third quarter of 2019 was $13.4 million, a decrease from $13.7 million for the second quarter of 2019. The decrease was primarily attributable to lower FDIC assessments, advertising and marketing expenses, data processing and other expenses, partially offset by higher salaries and employee benefits and professional fees, a portion of which were related to increased regulatory compliance initiatives. The lower FDIC assessments is primarily the result of Small Bank Assessment Credits applied during the third quarter.

Relative to the third quarter of 2018, non-interest expense increased 7% from $12.5 million. The increase was primarily due to an increase in salaries and employee benefits and occupancy and equipment costs required to support new offices and the growth in the Company’s operations, as well as higher professional fees.

The Company’s operating efficiency ratio was 40.5% in the third quarter of 2019, compared with 41.9% in the second quarter of 2019 and 35.8% in the third quarter of 2018.

Income Taxes

The effective tax rate for the third quarter of 2019 was 29%, comparable to the effective tax rate of 29% for both the second quarter of 2019 and the third quarter of 2018.

Loan Portfolio

Total gross loans, which includes those held for investment and held for sale, were $2.93 billion at September 30, 2019, a decrease from $2.95 billion at June 30, 2019. The Company had an $18.6 million decrease in residential mortgage loans held for investment and a $4.3 million decrease in commercial lines of credit, partially offset by a net $2.6 million increase in construction and commercial real estate loans.

During the third quarter of 2019, the Company originated $282.1 million in loans, which included $241.7 million in residential mortgage loans and $40.4 million in construction and commercial real estate loans.

The Company sold $76.1 million in residential mortgage loans during the third quarter, including Agency sales. As the Company continues to utilize loan sales to support balance sheet and liquidity strategies, the amount of residential mortgage loans held for sale may vary from quarter to quarter.

Deposits

Total deposits were $2.57 billion at September 30, 2019, compared with $2.55 billion at June 30, 2019. The $25.2 million increase was primarily attributable to a $52.7 million increase in time deposits and a $6.9 million increase in noninterest-bearing deposits, partially offset by a $34.5 million decrease in money market, savings and NOW deposits. Within time deposits, retail deposits increased by $102.7 million to $1.19 billion and brokered CDs decreased by $50.0 million to $25.0 million.

Credit Quality

Nonperforming assets totaled $12.3 million, or 0.37% of total assets, at September 30, 2019, compared with $12.2 million, or 0.37% of total assets, at June 30, 2019. Nonperforming loans at September 30, 2019 totaled $10.0 million, compared with $6.7 million at June 30, 2019. The increase was primarily due to a $3.5 million construction loan which was placed on non-accrual during the quarter. The Company believes that no impairment exists, as there is more than sufficient collateral value supporting this loan.

Recoveries for the third quarter of 2019 were $35,000 and there were no charge-offs during the quarter. The Company recorded a provision for loan losses of $251,000 for the third quarter of 2019.

The allowance for loan losses was 0.72% of total loans and 213% of nonperforming loans at September 30, 2019, compared with 0.71% and 312%, respectively, at June 30, 2019.

Capital

At September 30, 2019, the Bank exceeded all regulatory capital requirements under Basel III and was considered to be a ‘‘well-capitalized’’ financial institution, as summarized in the following tables:

	Well Capitalized	Company Actual at September 30, 2019
Total adjusted capital to risk-weighted assets	N/A	22.64%
Tier 1 (core) capital to risk-weighted assets	N/A	18.17%
Common Tier 1 (CET 1)	N/A	18.17%
Tier 1 (core) capital to adjusted tangible assets	N/A	10.54%

	Well Capitalized	Sterling Bank Actual at September 30, 2019
Total adjusted capital to risk-weighted assets	10.00%	18.47%
Tier 1 (core) capital to risk-weighted assets	8.00%	17.37%
Common Tier 1 (CET 1)	6.50%	17.37%
Tier 1 (core) capital to adjusted tangible assets	5.00%	10.07%

Share Repurchase Program

During the quarter, the Company repurchased approximately 0.4 million shares of common stock at an average price of $9.89 per share. Year-to-date, approximately 2.7 million shares have been repurchased at an average price of $9.64 per share.

Conference Call and Webcast

Management will host a conference call today at 5:00 p.m. Eastern Time to discuss the Company’s financial results. The conference call number for U.S. participants is (833) 535-2201 and the conference call number for participants outside the U.S. is (412) 902-6744. Additionally, interested parties can listen to a live webcast of the call in the “Investor Relations” section of the Company’s website at www.sterlingbank.com.  An archived version of the webcast will be available in the same location shortly after the live call has ended.

A replay of the conference call may be accessed through November 11, 2019 by dialing (877) 344-7529, using conference ID number 10135479.

About Sterling Bancorp, Inc.

Sterling Bancorp, Inc. is a unitary thrift holding company. Its wholly owned subsidiary, Sterling Bank and Trust, F.S.B., has primary branch operations in San Francisco and Los Angeles, California, New York City and Bellevue, Washington. Sterling offers a broad range of loan products to the residential and commercial markets, as well as retail and business banking services. Sterling also has an operations center and a branch in Southfield, Michigan. Sterling was named as the top performing community bank in the United States with total assets between $3 billion and $10 billion in 2018 by S&P Global Market Intelligence for the second year in a row (in 2017 the asset range was $1 billion to $10 billion). For additional information, please visit the Company’s website at http://www.sterlingbank.com.

Non-GAAP Financial Measures

Some of the financial measures included in this press release are not measures of financial performance recognized in accordance with accounting principles generally accepted in the United States (“GAAP”). These non-GAAP financial measures include “Average Tangible Common Equity,” and “Return on Average Tangible Common Equity,” each of which are common metrics in the banking industry. Our management uses these non-GAAP financial measures to assess the Company’s capital strength and business performance. These non-GAAP financial measures are supplemental and are not a substitute for any analysis based on GAAP financial measures. Not all companies use the same calculation of these measures; therefore, this presentation may not be comparable to other similarly titled measures as presented by other companies. For further information see “Return on Average Tangible Common Equity Reconciliations (non-GAAP)” in the Financial Data section that follows.

Forward-Looking Statements

Readers should note that in addition to the historical information contained herein, this press release includes “forward-looking statements,” within the meaning of the federal securities laws, including but not limited to statements about the Company’s expected loan production, operating expenses and future earnings levels. These statements are subject to many risks and uncertainties, including changes in interest rates and other general economic, business and political conditions, including changes in the financial markets; changes in business plans as circumstances warrant; and other risks detailed from time to time in filings made by the Company with the Securities and Exchange Commission. Readers should note that the forward-looking statements included in this press release are not a guarantee of future events, and that actual events may differ materially from those made in or suggested by the forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “will,” “propose,” “may,” “plan,” “seek,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue,” or similar terminology. Any forward-looking statements presented herein are made only as of the date of this press release, and we do not undertake any obligation to update or revise any forward-looking statements to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

Contacts:

Financial Profiles, Inc.

Larry Clark

310-622-8223

Kristen Papke

310-622-8225

SBT@finprofiles.com

Sterling Bancorp, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(dollars in thousands)	September 30, 2019	June 30, 2019	% change	December 31, 2018	% change	September 30, 2018	% change
Assets
Cash and due from banks	$146,246	$80,416	82%	$52,526	178%	$48,879	199%
Interest-bearing deposits with other banks	1,100	1,100	0%	1,100	0%	—	N/M
Investment securities	153,306	153,449	0%	148,896	3%	142,749	7%
Mortgage loans held for sale	837	500	67%	1,248	(33)%	113,805	(99)%
Loans, net of allowance for loan losses of $21,204, $20,918, $21,850 and $20,765	2,904,232	2,924,813	(1)%	2,895,953	0%	2,796,150	4%
Accrued interest receivable	13,861	13,842	0%	13,529	2%	13,087	6%
Mortgage servicing rights, net	9,910	9,772	1%	10,633	(7)%	9,411	5%
Leasehold improvements and equipment, net	9,386	9,675	(3)%	9,489	(1)%	9,040	4%
Operating lease right-of-use assets	19,662	20,454	(4)%	—	N/M	—	N/M
Federal Home Loan Bank stock, at cost	22,950	22,950	0%	22,950	0%	22,950	0%
Cash surrender value of bank-owned life insurance	31,761	31,606	0%	31,302	1%	31,146	2%
Deferred tax asset, net	6,681	6,440	4%	6,122	9%	7,002	(5)%
Other assets	2,298	4,115	(44)%	3,026	(24)%	2,744	(16)%
Total assets	$3,322,230	$3,279,132	1%	$3,196,774	4%	$3,196,963	4%

Liabilities
Noninterest-bearing deposits	$77,335	$70,406	10%	$76,815	1%	$79,432	(3)%
Interest-bearing deposits	2,494,510	2,476,254	1%	2,375,870	5%	2,332,639	7%
Total deposits	2,571,845	2,546,660	1%	2,452,685	5%	2,412,071	7%
Federal Home Loan Bank borrowings	229,000	240,000	(5)%	293,000	(22)%	335,000	(32)%
Subordinated notes, net	65,140	65,102	0%	65,029	0%	64,993	0%
Operating lease liabilities	20,804	21,480	(3)%	—	N/M	—	N/M
Accrued expenses and other liabilities	84,064	63,837	32%	51,003	65%	65,456	28%
Total liabilities	2,970,853	2,937,079	1%	2,861,717	4%	2,877,520	3%

Shareholders’ Equity
Preferred stock, authorized 10,000,000 shares; no shares issued and outstanding	—	—	—	—	—	—	—
Common stock, no par value, authorized 500,000,000 shares; issued and outstanding 50,424,940 shares at September 30, 2019, 50,846,521 shares at June 30, 2019, and 53,012,283 shares at December 31, 2018 and September 30, 2018	85,515	89,683	(5)%	111,238	(23)%	111,238	(23)%
Additional paid-in capital	13,138	12,992	1%	12,713	3%	12,604	4%
Retained earnings	252,571	239,190	6%	211,115	20%	195,649	29%
Accumulated other comprehensive income (loss)	153	188	(19)%	(9)	N/M	(48)	N/M
Total shareholders’ equity	351,377	342,053	3%	335,057	5%	319,443	10%
Total liabilities and shareholders’ equity	$3,322,230	$3,279,132	1%	$3,196,774	4%	$3,196,963	4%

N/M- not meaningful

Sterling Bancorp, Inc.

Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended					Nine Months Ended
	September 30,	June 30,	%	September 30,	%	September 30,	September 30,	%
(dollars in thousands, except per share amounts)	2019	2019	change	2018	change	2019	2018	change
Interest income:
Interest and fees on loans	$42,351	$43,301	(2)%	$40,772	4%	$127,374	$115,752	10%
Interest and dividends on investment securities and restricted stock	1,252	1,272	(2)%	958	31%	3,751	2,619	43%
Other interest	608	216	181%	166	266%	1,060	399	166%
Total interest income	44,211	44,789	(1)%	41,896	6%	132,185	118,770	11%
Interest expense:
Interest on deposits	12,249	11,524	6%	8,628	42%	34,429	22,396	54%
Interest on Federal Home Loan Bank borrowings	777	1,375	(43)%	1,297	(40)%	3,207	3,464	(7)%
Interest on subordinated notes	1,175	1,175	0%	1,173	0%	3,524	3,516	0%
Total interest expense	14,201	14,074	1%	11,098	28%	41,160	29,376	40%
Net interest income	30,010	30,715	(2)%	30,798	(3)%	91,025	89,394	2%
Provision (recovery) for loan losses	251	180	39%	423	(41)%	(583)	2,184	(127)%
Net interest income after provision (recovery) for loan losses	29,759	30,535	(3)%	30,375	(2)%	91,608	87,210	5%
Non-interest income:
Service charges and fees	111	112	(1)%	100	11%	327	266	23%
Investment management and advisory fees	477	425	12%	445	7%	1,242	1,568	(21)%
Gain on sale of loans	1,877	2,002	(6)%	3,005	(38)%	6,359	12,107	(47)%
Net servicing income (loss)	240	(1,002)	124%	291	(18)%	(437)	1,001	(144)%
Other income	460	531	(13)%	392	17%	1,570	1,081	45%
Total non-interest income	3,165	2,068	53%	4,233	(25)%	9,061	16,023	(43)%
Non-interest expense:
Salaries and employee benefits	7,545	7,381	2%	6,973	8%	22,193	20,851	6%
Occupancy and equipment	2,126	2,170	(2)%	1,760	21%	6,533	4,916	33%
Professional fees	1,389	1,104	26%	898	55%	3,455	2,344	47%
Advertising and marketing	269	406	(34)%	470	(43)%	1,114	1,170	(5)%
FDIC assessments	(5)	190	(103)%	186	(103)%	440	1,203	(63)%
Data processing	271	303	(11)%	311	(13)%	882	894	(1)%
Other	1,831	2,171	(16)%	1,933	(5)%	5,656	5,277	7%
Total non-interest expense	13,426	13,725	(2)%	12,531	7%	40,273	36,655	10%
Income before income taxes	19,498	18,878	3%	22,077	(12)%	60,396	66,578	(9)%
Income tax expense	5,614	5,444	3%	6,336	(11)%	17,395	19,106	(9)%
Net income	$13,884	$13,434	3%	$15,741	(12)%	$43,001	$47,472	(9)%
Income per share:
Basic	$0.28	$0.26		$0.30		$0.84	$0.90
Diluted	$0.28	$0.26		$0.30		$0.83	$0.90
Weighted average common shares outstanding:
Basic	50,428,108	51,510,951		52,963,308		51,490,046	52,963,308
Diluted	50,441,572	51,520,944		52,966,593		51,500,657	52,965,089

Sterling Bancorp, Inc.

Selected Financial Data (Unaudited)

	As of and for the Three Months Ended
	September 30,	June 30,	September 30,
Performance Ratios:	2019	2019	2018
Return on average assets	1.67%	1.64%	1.98%
Return on average shareholders’ equity	15.97%	15.54%	20.07%
Return on average tangible common equity	15.98%	15.55%	20.11%
Yield on earning assets	5.45%	5.60%	5.38%
Cost of average interest-bearing liabilities	2.00%	2.02%	1.62%
Net interest spread	3.45%	3.58%	3.76%
Net interest margin	3.70%	3.84%	3.95%
Efficiency ratio (1)	40.47%	41.87%	35.77%

(1)  Efficiency Ratio is computed as the ratio of non-interest expense divided by the sum of net interest income and non-interest income.

Sterling Bancorp, Inc.

Yield Analysis and Net Interest Income (Unaudited)

	Three Months Ended
	September 30, 2019			June 30, 2019			September 30, 2018
(dollars in thousands)	Average Balance	Interest	Average Yield/ Rate	Average Balance	Interest	Average Yield/ Rate	Average Balance	Interest	Average Yield/ Rate
Interest earning assets
Loans (1)	$2,971,369	$42,351	5.70%	$2,994,142	$43,301	5.78%	$2,923,584	$40,772	5.58%
Securities, includes restricted stock	177,646	1,252	2.82%	174,823	1,272	2.91%	165,636	958	2.31%
Other interest earning assets	98,281	608	2.47%	28,794	216	3.00%	27,604	166	2.41%
Total interest earning assets	$3,247,296	$44,211	5.45%	$3,197,759	$44,789	5.60%	$3,116,824	$41,896	5.38%
Interest-bearing liabilities
Money Market, Savings, NOW	$1,300,786	$4,458	1.36%	$1,356,200	$4,961	1.47%	$1,539,304	$5,181	1.34%
Time deposits	1,217,234	7,791	2.54%	1,044,388	6,563	2.52%	796,197	3,447	1.72%
Total interest-bearing deposits	2,518,020	12,249	1.93%	2,400,588	11,524	1.93%	2,335,501	8,628	1.47%
FHLB borrowings	229,897	777	1.32%	323,583	1,375	1.68%	324,795	1,297	1.56%
Subordinated debt	65,116	1,175	7.22%	65,079	1,175	7.22%	64,970	1,173	7.22%
Total borrowings	295,013	1,952	2.59%	388,662	2,550	2.60%	389,765	2,470	2.48%
Total interest-bearing liabilities	$2,813,033	14,201	2.00%	$2,789,250	14,074	2.02%	$2,725,266	11,098	1.62%
Net interest income and spread (2)		$30,010	3.45%		$30,715	3.58%		$30,798	3.76%
Net interest margin (2)			3.70%			3.84%			3.95%

(1) Nonaccrual loans are included in the respective average loan balances. Income, if any, on such loans is recognized on a cash basis.
(2) Interest income does not include taxable equivalent adjustments.

	Nine Months Ended
	September 30, 2019			September 30, 2018
(dollars in thousands)	Average Balance	Interest	Average Yield/ Rate	Average Balance	Interest	Average Yield/ Rate
Interest earning assets	$2,969,364	$127,374	5.72%	$2,829,749	$115,752	5.45%
Loans (1)	174,223	3,751	2.87%	155,586	2,619	2.24%
Securities, includes restricted stock	52,773	1,060	2.68%	25,599	399	2.08%
Other interest earning assets	$3,196,360	$132,185	5.51%	$3,010,934	$118,770	5.26%
Total interest earning assets
Interest-bearing liabilities	$1,376,403	$14,797	1.44%	$1,526,935	$13,783	1.21%
Money Market, Savings, NOW	1,062,617	19,632	2.47%	739,626	8,613	1.56%
Time deposits	2,439,020	34,429	1.89%	2,266,561	22,396	1.32%
Total interest-bearing deposits	273,874	3,207	1.54%	312,140	3,464	1.46%
FHLB borrowings	65,080	3,524	7.22%	64,935	3,516	7.22%
Subordinated debt	338,954	6,731	2.62%	377,075	6,980	2.44%
Total borrowings	$2,777,974	41,160	1.98%	$2,643,636	29,376	1.49%
Total interest-bearing liabilities		$91,025	3.53%		$89,394	3.77%
Net interest income and spread (2)			3.80%			3.96%
Net interest margin (2)

(1) Nonaccrual loans are included in the respective average loan balances. Income, if any, on such loans is recognized on a cash basis.

(2) Interest income does not include taxable equivalent adjustments.

Sterling Bancorp, Inc.

Loan Composition (Unaudited)

(dollars in thousands)	September 30, 2019	June 30, 2019	% change	December 31, 2018	% change	September 30, 2018	% change
Residential real estate	$2,505,274	$2,523,883	(1)%	$2,452,441	2%	$2,341,989	7%
Commercial real estate	224,570	220,388	2%	250,955	(11)%	252,782	(11)%
Construction	171,051	172,656	(1)%	176,605	(3)%	177,734	(4)%
Commercial lines of credit	24,512	28,774	(15)%	37,776	(35)%	44,375	(45)%
Other consumer	29	30	(3)%	26	12%	35	(17)%
Total loans held for investment	2,925,436	2,945,731	(1)%	2,917,803	0%	2,816,915	4%
Less: allowance for loan losses	(21,204)	(20,918)	1%	(21,850)	(3)%	(20,765)	2%
Loans, net	$2,904,232	$2,924,813	(1)%	$2,895,953	0%	$2,796,150	4%

Mortgage loans held for sale	$837	$500	67%	$1,248	(33)%	$113,805	(99)%
Total gross loans	$2,926,273	$2,946,231	(1)%	$2,919,051	0%	$2,930,720	0%

Sterling Bancorp, Inc.

Allowance for Loan Losses (Unaudited)

	Three Months Ended
(dollars in thousands)	September 30, 2019	June 30, 2019	December 31, 2018	September 30, 2018
Balance at beginning of period	$20,918	$20,698	$20,765	$20,300
Provision for loan losses	251	180	1,045	423
Charge offs	—	—	—	—
Recoveries	35	40	40	42
Balance at end of period	$21,204	$20,918	$21,850	$20,765

Sterling Bancorp, Inc.

Deposit Composition (Unaudited)

(dollars in thousands)	September 30, 2019	June 30, 2019	% change	December 31, 2018	% change	September 30, 2018	% change
Noninterest bearing deposits	$77,335	$70,406	10%	$76,815	1%	$79,432	(3)%
Money Market, Savings and NOW	1,277,518	1,312,010	(3)%	1,481,591	(14)%	1,537,202	(17)%
Time deposits	1,216,992	1,164,244	5%	894,279	36%	795,437	53%
Total deposits	$2,571,845	$2,546,660	1%	$2,452,685	5%	$2,412,071	7%

Sterling Bancorp, Inc.

Capital and Credit Quality Ratios (Unaudited)

	As of and for the Three Months Ended
(dollars in thousands)	September 30, 2019	June 30, 2019	December 31, 2018	September 30, 2018
Capital Ratios
Regulatory and Other Capital Ratios— Consolidated:
Total adjusted capital to risk-weighted assets	22.64%	21.91%	21.98%	21.00%
Tier 1 (core) capital to risk-weighted assets	18.17%	17.51%	17.45%	16.55%
Common Tier 1 (CET 1)	18.17%	17.51%	17.45%	16.55%
Tier 1 (core) capital to adjusted tangible assets	10.54%	10.40%	10.42%	10.04%

Regulatory and Other Capital Ratios—Bank:
Total adjusted capital to risk-weighted assets	18.47%	17.72%	16.94%	15.99%
Tier 1 (core) capital to risk-weighted assets	17.37%	16.64%	15.80%	14.91%
Common Tier 1 (CET 1)	17.37%	16.64%	15.80%	14.91%
Tier 1 (core) capital to adjusted tangible assets	10.07%	9.88%	9.44%	9.04%

Credit Quality Data
Nonperforming loans (1)	$9,974	$6,697	$4,500	$356
Nonperforming loans to total loans	0.34%	0.23%	0.15%	0.01%
Nonperforming assets (2)	$12,345	$12,190	$10,157	$6,035
Nonperforming assets to total assets	0.37%	0.37%	0.32%	0.19%
Allowance for loan losses to total loans	0.72%	0.71%	0.75%	0.74%
Allowance for loan losses to nonperforming loans	213%	312%	486%	5,833%
Net recoveries to average loans	(0.00)%	(0.00)%	(0.00)%	(0.00)%

(1) Nonperforming loans include nonaccrual loans and loans past due 90 days or more and still accruing interest.

(2) Nonperforming assets include nonperforming loans and loans modified under troubled debt restructurings and other repossessed assets.

Return on Average Tangible Common Equity Reconciliations (non-GAAP)

Average tangible common equity and return on average tangible common equity are non-GAAP disclosures. Sterling’s management uses these non-GAAP financial measures to assess the Company’s capital strength and business performance. Average tangible common equity excludes the effect of intangible assets. This non-GAAP financial measure should not be considered a substitute for those comparable measures that are similarly titled that are determined in accordance with U.S. GAAP that may be used by other companies. The following is a reconciliation of average tangible common equity to the average shareholders’ equity, its most comparable GAAP measure, as well as a calculation of return on average tangible common equity as of September 30, 2019 and 2018, and June 30, 2019.

Sterling Bancorp, Inc.

GAAP to Non-GAAP Reconciliations

	As of and for the Three Months Ended			As of and for the Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
(dollars in thousands)	2019	2019	2018	2019	2018
Net Income	$13,884	$13,434	$15,741	$43,001	$47,472
Average shareholders’ equity	347,810	345,806	313,697	344,640	299,370
Adjustment
Customer-related intangible	(188)	(300)	(638)	(299)	(749)
Average tangible common equity	$347,622	$345,506	$313,059	$344,341	$298,621
Return on average tangible common equity*	15.98%	15.55%	20.11%	16.65%	21.20%

*Annualized